Exhibit 10.4

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.  If you are in any doubt as to the contents of this letter, you are recommended to seek your own financial advice immediately from your stockbroker, solicitor, accountant or other independent financial adviser who, if you are taking advice in the United Kingdom, is duly authorised pursuant to the Financial Services and Markets Act 2000 or from an appropriately authorised independent financial adviser if you are taking advice in a territory outside the United Kingdom.

The distribution of this document in jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions.  Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

lastminute.com plc

Registered in England Number 3852152

Registered Office: 39 Victoria Street, London SW1H 0EE

21 June 2005

To holders of awards granted under the lastminute.com plc Long Term Incentive Plan (“the LTIP”) and participants in the lastminute.com Annual Share Bonus Plan ( the “Annual Share Bonus Plan”)

Dear Colleague

Recommended Acquisition of lastminute.com plc (“lastminute.com”) by Travelocity Europe Limited (“Travelocity Europe”), a wholly owned subsidiary of Sabre, Inc. ( “Sabre”).

You will already have received letter(s) in relation to any options you hold under the lastminute.com Executive Share Option Schemes and the lastminute.com Sharesave Scheme in relation to how the proposed acquisition of lastminute.com by Travelocity Europe, which was announced on 12 May 2005, will affect any option(s) you hold. Full details of the proposed acquisition are set out in the Scheme of Arrangement document (the “Scheme Document”) which was sent to lastminute.com Shareholders, and which is also being sent to you for your information.

I am now writing to you with details of how the proposed acquisition will affect the conditional shares awarded to you under the LTIP in 2004 and/or 2005 ( the “LTIP Award”). The letter also confirms the position in relation to the Annual Share Bonus Plan.

Scheme of Arrangement

The proposed acquisition is to be effected under a Scheme of Arrangement which is being put to lastminute.com Shareholders for approval on 29 June 2005 and to the Court for approval on or about 19 July 2005.  You should note that all the dates stated in this letter are subject to change. Assuming the Scheme of Arrangement is approved, all lastminute.com Shares will be automatically cancelled and the holders of lastminute.com Shares will receive a cash payment on the following basis:

for each lastminute.com Share	165 pence in cash

Further details on the Scheme of Arrangement are set out in the Scheme Document.

Effect on your LTIP Award(s)

Under the rules of the LTIP the conditional shares awarded to you in 2004 and 2005 may be released to you on a change of ownership.  However, the number of shares which may be released will primarily be dependent upon the Company’s relative total shareholder performance (“TSR”) against a comparator group from the date of grant to the change of ownership and in addition the Company must also take into account the amount of time elapsed since the date of grant.

For the performance condition to be satisfied, the Company’s relative TSR must be at the median of the comparator group and the better the Company’s performance the more shares that can potentially be released.  The release schedule is set out in the Performance Schedule you received with your award documentation and is explained in more detail in the booklet.

Unfortunately for LTIP Awards granted in 2004, the Company’s comparative TSR performance from the date of grant to the present (based on an indicative calculation) is below the median.  The Company has agreed with Sabre that these awards will lapse and Sabre will award you a new grant in replacement over shares in Sabre under and subject to the Sabre Holdings 2005 Amended and Restated Long-Term Incentive Plan.  The new Sabre share awards will be of an equivalent grant value and also have performance conditions attached, which are still to be confirmed.  Provided these performance conditions are met (to year end 2007) the awards will be released in January 2008; if the performance conditions are not met the awards will be released 5 years from the original date of grant for your 2004 LTIP Award (4 March 2009).  Please note that you will receive a separate letter confirming the Company’s TSR performance up to the date of the change of ownership and details of your new Sabre share award in due course.

For LTIP Awards granted in 2005, the Company’s TSR performance from the date of award to the present (based on an indicative calculation) is such that the Company is ranked at the upper quartile which means that based on performance alone all the shares awarded to you could potentially be released.  However in determining the actual number of shares that will be released to you under the LTIP rules, the Company must also take into account the amount of time which has elapsed since the date of grant to the change of ownership in comparison to the total holding period since the date of grant of the LTIP Award. Assuming the performance conditions are met, the Company has agreed that 9/36ths (25%) of the total number of shares awarded to you will be released to you when the change of ownership occurs.

Please note that you will receive a separate letter confirming the Company’s TSR performance up to the date of the change of ownership and the actual number of shares to be released.  When the shares are released to you they will be compulsorily acquired by Travelocity Europe under the Company’s amended Articles of Association and you will then receive the scheme consideration of 165p per lastminute.com Share less any relevant deductions for income tax, social security or other withholdings.

The Company has agreed with Sabre that the balance, 27/36ths (75%), of the shares comprising your original 2005 LTIP Award will lapse and Sabre will award you a new grant in replacement over shares in Sabre under and subject to the rules of the Sabre Holdings 2005 Amended and Restated Long-Term Incentive Plan.  The new Sabre share awards will also have performance conditions attached (these are to be confirmed).  The new Sabre share awards will be of an equivalent grant value and also have performance conditions attached, which are still to be confirmed.  Provided these performance conditions are met (to year end 2008) the awards will be released in January 2009); if the performance conditions are not met the awards will be released 5 years from the original date of grant for your 2005 LTIP Award (17 February 2010).  Please note that you will receive a separate letter confirming the Company’s TSR performance up to the date of the change of ownership and details of your new Sabre share award in due course.

Annual Share Bonus Plan

You currently participate in the Annual Share Bonus Plan under which half of any bonus earned was due to be paid in cash and half in shares.  The extent to which any bonus is paid will obviously be determined when the financial results of the existing lastminute.com group are known after the end of the current financial year. The Company has agreed with Sabre for this financial year that, to the extent that the existing lastminute.com bonus targets are met, any bonus earned will be paid fully in cash.

Action to be Taken

There is no action to be taken by yourself in relation to your LTIP Awards. We will write to you again shortly after completion of the acquisition, which is expected to be on 20 July 2005, with full details of the amount that you will receive in relation to your 2005 LTIP Award and the replacement LTIP Award(s) that you will be granted.

Further Information

If you have any queries in relation to this letter or how your LTIP Awards are affected, you should contact myself or Simon Watkins.

Yours sincerely

/s/ Liane Hornsey
Liane Hornsey
Group HR Director

NOTES:

(a)                               A copy of the rules of the LTIP is available for inspection at lastminute.com’s registered office at 39 Victoria Street, London, SW1H 0EE during usual business hours (or upon request to the Company Secretary).

(b)                               The lastminute.com Directors accept responsibility for the information contained in this letter.  To the best of the knowledge and belief of the lastminute.com Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this letter for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c)                                Accidental omission to despatch this letter to, or any failure to receive the same by any person to whom this letter should be sent, shall not invalidate the matters referred to in this letter in any way.

(f)                                   In the event of any conflict between this letter and the rules of the LTIP and current legislation, the rules of the LTIP and current legislation take precedence.